News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:                R. Todd Noden
         Executive Vice President and Chief Financial Officer
        (205) 942-3737 ext. 4808

BOOKS-A-MILLION, INC. ANNOUNCES SECOND QUARTER RESULTS
——————————————

BIRMINGHAM, AL (August 27, 2015) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week and 26-week periods ended August 1, 2015.  Revenue for the 13-week period ended August 1, 2015 decreased 0.4% to $107.9 million, compared with revenue of $108.3 million in the year earlier period.  Comparable store sales for the second quarter decreased 0.3% compared with the 13-week period in the prior year.  Net loss attributable to Books-A-Million for the second quarter was $5.8 million, or $0.41 per diluted share, compared with a net loss of $3.0 million, or $0.21 per diluted share, in the year earlier period.

For the 26-week period ended August 1, 2015, revenue decreased 1.1% to $209.7 million from revenue of $212.1 million in the year earlier period.  Comparable store sales declined 0.6% compared with the same period in the prior year.  For the 26-week period ended August 1, 2015, net loss attributable to Books-A-Million was $11.1 million, or $0.78 per diluted share, compared with a net loss of $8.6 million, or $0.59 per diluted share, in the year earlier period.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, "While we benefitted late in the quarter from the phenomenal success of Harper Lee's Go Set A Watchman and E.L. James' Grey, we were not able to fully offset the significant prior year media driven sales of John Green's Fault In Our Stars, Veronica Roth's Divergent series and Todd Burpo's Heaven Is For Real. Again this quarter we saw strong performances in our cafés and in our general merchandise departments."

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 255 stores in 32 states. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. Also included in the Company’s retail operations is the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores with 42 locations. The Company also develops and manages commercial real estate investments through its subsidiary, Preferred Growth Properties, which presently include four retail shopping centers. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

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BAMM Announces Second Quarter 2016 Results

August 27, 2015

BOOKS-A-MILLION, INC.
                       Unaudited Consolidated Financial Highlights
                       (In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
		(a)		(a)
Revenue Net sales	$106,762	$107,572	$207,463	$210,730
Other revenue	1,160	712	2,267	1,331
Total revenues	107,922	108,284	209,730	212,061
Cost of products sold, including warehouse distribution and store occupancy costs	77,828	77,374	151,306	152,867
Gross profit	30,094	30,910	58,424	59,194
Operating, selling and administrative expenses	31,177	28,990	60,760	58,354
Depreciation and amortization	3,877	4,353	7,640	8,817
Operating loss from continuing operations	(4,960)	(2,433)	(9,976)	(7,977)
Interest expense, net	626	569	1,173	1,126
Loss from continuing operations, before income taxes	(5,586)	(3,002)	(11,149)	(9,103)
Income tax expense (benefit)	142	17	(247)	34
Net loss from continuing operations before equity method investment	(5,728)	(3,019)	(10,902)	(9,137)
Net income (loss) on equity method investment	7	53	(72)	168
Net loss	(5,721)	(2,966)	(10,974)	(8,969)
Less net income (loss) attributable to noncontrolling interest	88	50	117	(374)
Net loss attributable to Books-A-Million	$(5,809)	$(3,016)	$(11,091)	$(8,595)

Net loss per share:
Basic and Diluted
Net loss attributable to Books-A-Million	$(0.41)	$(0.21)	$(0.78)	$(0.59)
Weighted average number of shares outstanding	14,212	14,234	14,200	14,517

(a)
The results for the 13-weeks and 26-weeks ended August 2, 2014 contain certain insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 26-weeks ended August 1, 2015.

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BAMM Announces Second Quarter 2016 Results

August 27, 2015
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market areas; inflation or deflation; economic conditions in general and in the Company's specific market areas, including the length of time that the United States economy remains in the current state of limited economic growth; the number of store openings and closings; the profitability of certain product lines and business segments, capital expenditures and future liquidity; liability and other claims asserted against the Company; the impact of electronic books and e-content; uncertainties related to the Internet and the Company's Internet operations; the successful development of the properties held by the Company in connection with the Company’s real estate development and management segment; the Company’s ability to lease the properties; and the factors described in Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on form 10-K for the year ended February 1, 2014. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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